Exhibit 15

May 4, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our report dated May 4, 2012 on our review of interim financial information of Nabors Industries Ltd. and its subsidiaries (the “Company”) for the three -month periods ended March 31, 2012 and March 31, 2011 and included in the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2012 is incorporated by reference in its Registration Statement on Form S–8 (Registration Numbers 333–11313–99, 333–87069–99, 333–121908, 333–155291 and 333–166598) and on Form S–3 (Registration Number 333–159601) of Nabors Industries Ltd. and on Form S–3 (Registration Number 333–169013–01) of Nabors Industries Ltd. and Nabors Industries, Inc.

Very truly yours,

/s/ PricewaterhouseCoopers LLP